EXHIBIT 23.1

101 Larkspur Landing, Suite 321 Larkspur, CA 94939 415.448.5061 www.rbsmllp.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of OMNIQ Corp. and subsidiaries (f/k/a Quest Solution, Inc.) on Form S-8 (Post-Effective Amendment No. 1) (Commission File No. 333-237697) of our report dated June 5, 2019, with respect to our audit of the consolidated financial statements of OMNIQ Corp. as of December 31, 2018 and for the year then ended, which report is included in this Annual Report on Form 10-K.

Our report does not cover the adjustment made to the consolidated financial statements of OMNIQ Corp. as of and for the year ended December 31, 2018 to retrospectively apply the impact of the reverse stock split described in Note 3 to the consolidated financial statements.

RBSM LLP
Larkspur, California
April 17, 2020